Exhibit 99.1

View, Inc. Receives Notice of Delisting From Nasdaq, Appeals Determination

MILPITAS, Calif., February 22, 2022 (GLOBE NEWSWIRE) – View, Inc. (Nasdaq: VIEW) (“View” or the “Company”), the leader in smart building technologies, today announced that on February 15, 2022, it received a Staff Delisting Determination (the “Staff Determination”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”), which notified the Company that the Nasdaq Listing Qualifications Department has initiated a process to delist the Company’s securities from Nasdaq. The Staff Determination will not immediately result in the suspension of trading or delisting of the Company’s securities, and the Nasdaq Listing Rules provide a procedure for the Company to appeal the Staff Determination and seek a stay pending the appeal as described below.

The Staff Determination was issued because the Company had not filed its Quarterly Reports on Form 10-Q for the periods ended June 30, 2021, and September 30, 2021 (the “Quarterly Reports”), on or before the Extended Date (defined below). As previously disclosed, on August 17 and November 16, 2021, the Company received notices from the Nasdaq Listing Qualifications Department notifying the Company that, because the Company had not timely filed the Quarterly Reports with the U.S. Securities and Exchange Commission (the “SEC”), the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of all required periodic financial reports. After the Company made a submission to the Nasdaq Listing Qualifications Department describing its plan to regain compliance with this rule, the Company was granted an extension until February 14, 2022 (the “Extended Date”), to file its Quarterly Reports. The Staff Determination does not impact the Company’s obligation to file periodic reports and other reports with the SEC under applicable federal securities laws.

On February 22, 2022, the Company appealed the Staff Determination by requesting a hearing before a Nasdaq Hearings Panel to present its plan to regain compliance with the applicable listing requirements. Under the Nasdaq Listing Rules, such a request automatically stays the delisting process for a period of 15 days from the date of the request. In connection with its request for a hearing, the Company has also requested that the Staff Determination be further stayed pending the resolution of the Company’s appeal. According to the Staff Determination, hearings are typically scheduled to occur approximately 30-45 days after the date of a company’s hearing request.

As previously disclosed on January 4, 2022, the Company expects to be in a position in the first quarter of 2022 to file its delinquent Quarterly Reports as well as its Annual Report on Form 10-K for the year ended December 31, 2021. The Company is currently conducting its review of and procedures with respect to these reports and associated financial statements. Although the Company is working diligently to file these periodic reports as soon as possible, there can be no assurance that such reports will be filed in the first quarter of 2022 or before any hearing before the Nasdaq Hearings Panel, or that the Nasdaq Hearings Panel will grant the Company’s request for a stay pending the hearing. If the Company’s appeal is denied or it fails to timely regain compliance with Nasdaq’s continued listing standards, the common stock of the Company will be subject to delisting on The Nasdaq Global Market.

About View

View is the leader in smart building technologies that transform buildings to improve human health and experience, reduce energy consumption and carbon emissions, and generate additional revenue for building owners. View Smart Windows use artificial intelligence to automatically adjust in response to the sun, increasing access to natural light and unobstructed views while eliminating the need for blinds and minimizing heat and glare. Every View installation includes a cloud-connected smart building platform that can easily be extended to reimagine the occupant experience. View is installed and designed into over 90 million square feet of buildings including offices, hospitals, airports, educational facilities, hotels, and multi-family residences. For more information, please visit: www.view.com.

Forward-Looking Statements

This press release and certain materials View files with the SEC, as well as information included in oral statements or other written statements made or to be made by View, other than statements of historical fact, contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the Company’s appeal to the Nasdaq Hearings Panel, its request for a stay of the Nasdaq delisting process and its ability to timely file delinquent and restated financial reports and statements. These forward-looking statements are based on current expectations, estimates, assumptions, projections, and management’s beliefs, that are subject to change. There can be no assurance that these forward-looking statements will be achieved; these statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond View’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. View’s business is subject to a number of risks which are described more fully in View’s definitive proxy statement filed with the SEC on February 16, 2021, as amended on February 23, 2021, which is incorporated by reference into its Current Report on Form 8-K filed on March 12, 2021. View undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contacts:

For Investors:

Samuel Meehan

View, Inc.

IR@View.com

408-493-1358